UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2019

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 557-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $1.00 Par Value	COKE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2019, Coca-Cola Consolidated, Inc. (the “Company”) entered into a lease agreement (the “Lease Agreement”) with Beacon Investment Corporation (the “Landlord”), pursuant to which the Company will continue to lease its corporate headquarters and an adjacent office facility in Charlotte, North Carolina (the “Corporate Facilities”). J. Frank Harrison, III, the Company’s Chairman of the Board of Directors and Chief Executive Officer, and Morgan H. Everett, Senior Vice President of the Company and a member of the Company’s Board of Directors, are majority and minority stockholders, respectively, of the Landlord. The Company has occupied its corporate headquarters since 1985 and the adjacent office facility since 1999, and has most recently been occupying the Corporate Facilities pursuant to a lease agreement with the Landlord that was entered into on December 18, 2006.

Pursuant to the Lease Agreement, the Company will lease the Corporate Facilities for a 10-year term from January 1, 2020 (the “Commencement Date”) through December 31, 2029 (the “Initial Term”), with an option for the Company to renew the Lease Agreement for two successive terms of five years each (each, an “Extension Term”). Under the Lease Agreement, the annual base rent for the initial 12-month period of the Initial Term will be approximately $3.7 million; provided, however, the Company will receive a one-time rental credit of $400,000 for such initial 12-month period. Beginning with the first annual anniversary of the Commencement Date, and continuing with each subsequent annual anniversary of the Commencement Date, the annual base rent will be increased by 2% of the annual base rent in effect for the immediately preceding 12-month period.

The annual base rent payable under the Lease Agreement for the initial 12 months of the first Extension Term (if exercised by the Company) will be adjusted so as to equal the Fair Market Rent (as defined in the Lease Agreement), as mutually determined by the Landlord and the Company; provided, however, that in no event will the annual base rent for the initial 12 months of the first Extension Term be less than the annual base rent payable for the last 12 months of the Initial Term. The annual base rent payable under the Lease Agreement for each succeeding 12-month period of the first Extension Term (and the second Extension Term, if exercised by the Company) will equal 102% of the annual base rent in effect for the immediately preceding 12-month period.

Pursuant to the Lease Agreement, the Company will also be responsible for all of the Corporate Facilities’ operating expenses, including property taxes, incurred during the Initial Term and any Extension Term.

The Lease Agreement and the transactions contemplated thereby were approved and recommended to the Company’s Board of Directors by a Special Committee of the Board of Directors, consisting solely of disinterested, independent directors, that was formed to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the prior lease with the Landlord relating to the Corporate Facilities. The Lease Agreement and the transactions contemplated thereby were also approved by the Audit Committee of the Company’s Board of Directors.

The foregoing description of the terms and conditions of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description	Incorporated by Reference or Filed/Furnished Herewith
10.1	Lease Agreement, dated December 30, 2019, between the Company and Beacon Investment Corporation.	Filed herewith.

104

Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document included as Exhibit 101.

Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: January 3, 2020	By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General Counsel and Secretary